UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
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      14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Under Rule 14a-12

                          GENERAL MARITIME CORPORATION
                          ----------------------------
                (Name of Registrant as Specified in Its Charter)

          ------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

                          General Maritime Corporation
                               35 West 56th Street
                            New York, New York 10019
                                 (212) 763-5600


                                                April 29, 2002

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders which will be held at the Pierre Hotel, 2 East 61st Street, New York, New York at 10:00 a.m. on Thursday, May 16, 2002. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

      Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. Accordingly, please date, sign and return the enclosed proxy card promptly.

      I hope that you will attend the meeting, and I look forward to seeing you there.

                                           Sincerely,



                                           /s/ Peter C. Georgiopoulos
                                           ------------------------------------
                                           PETER C. GEORGIOPOULOS
                                           Chairman and Chief Executive Officer

                          General Maritime Corporation
                               35 West 56th Street
                            New York, New York 10019


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 16, 2002

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of General Maritime Corporation, a Marshall Islands corporation ("General Maritime"), will be held on Thursday, May 16, 2002 at 10:00 a.m. (local time), at the Pierre Hotel, 2 East 61st Street, New York, New York, for the following purposes:

      1. To elect two Class I Directors to the Board of Directors of General Maritime;

      2. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of General Maritime for the fiscal year ending December 31, 2002;

      3. To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

      Shareholders of record at the close of business on April 2, 2002 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such shareholders will be available at the Annual Meeting and, for any purpose germane to the Annual Meeting, during the ten days prior to the Annual Meeting, at the office of the Secretary of General Maritime, 35 West 56th Street, New York, New York 10019, during ordinary business hours.

      All shareholders are cordially invited to attend the Annual Meeting. If you do not expect to be present at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person.

                             YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                    By Order of the Board of Directors,



                                    /s/ James C. Christodoulou
                                    ----------------------------------------
                                    James C. Christodoulou
                                    Vice President, Chief Financial Officer
                                    and Secretary

New York, New York
April 29, 2002

                          General Maritime Corporation
                               35 West 56th Street
                            New York, New York 10019

                            ------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 16, 2002

                            ------------------------

      This proxy statement is furnished to shareholders of General Maritime Corporation ("General Maritime" or the "Company") in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of General Maritime (the "Board") for use in voting at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Pierre Hotel, 2 East 61st Street, New York, New York, on Thursday, May 16, 2002, at 10:00 a.m., and at any adjournment or postponement thereof.

      This proxy statement, and the accompanying form of proxy, are first being mailed to shareholders on or about April 29, 2002.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual Meeting

      The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

      The Board has fixed the close of business on April 2, 2002 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments or postponements thereof. As of April 2, 2002, General Maritime had issued and outstanding 37,000,000 shares of common stock. The common stock comprises all of General Maritime's issued and outstanding voting stock.

Revocability and Voting of Proxies

      Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

     o by writing a letter delivered to James C. Christodoulou, Secretary of General Maritime, stating that the proxy is revoked;

     o    by submitting another proxy with a later date; or

     o    by attending the Annual Meeting and voting in person.

      Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that shareholder's beneficial ownership of the shares.

      Unless we receive specific instructions to the contrary or unless such proxy is revoked, shares represented by each properly executed proxy will be voted: (i) FOR the election of each of General Maritime's nominees as a director; (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of General Maritime for the fiscal year ending December 31, 2002; and (iii) with respect to any other matters that may properly come before the Annual Meeting, at the discretion of the proxy holders. General Maritime does not presently anticipate any other business will be presented for action at the Annual Meeting.

Voting at the Annual Meeting

      Each share of common stock outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the shareholders, including the election of directors. Cumulative voting by shareholders is not permitted.

      The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

      A plurality of the votes cast is required for the election of directors. Abstentions and broker "non-votes" are not counted for the purpose of the election of directors.

      The affirmative vote of a majority of the shares of common stock represented and voted at the Annual Meeting is required for approval of Proposal Two. Abstentions will have the same effect as a vote "against" Proposal Two, whereas broker non-votes are not considered to have been voted on Proposal Two.

Solicitation

      We will pay the costs relating to this proxy statement, the proxy and the Annual Meeting. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies. They will not receive any additional pay for the solicitation.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

      Under General Maritime's Certificate of Incorporation, as amended, the Board of Directors is classified into three classes. The two directors serving in Class I have terms expiring at the 2002 Annual Meeting. The Board of Directors has nominated the Class I directors currently serving on the Board of Directors, Sir Peter G. Cazalet and Rex W. Harrington, for re-election to serve as Class I directors of the Company for a three-year term until the 2005 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal. Although management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine.

      Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy. Votes that are withheld will be excluded entirely from the vote and will have no effect.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION (ITEM 1 ON THE ENCLOSED PROXY CARD) OF MESSRS. CAZALET AND HARRINGTON AS CLASS I DIRECTORS.

Nominee Information

      The following table sets forth information regarding the nominees for re-election as Class I Directors:

Name                      Age     Position
----                      ---     --------

Sir Peter G. Cazalet       73     Director
Rex W. Harrington          68     Director


      Sir Peter G. Cazalet has served as a director of our company since May 2001. Sir Peter Cazalet is Chairman of Seascope Shipping Holdings plc, an oil tanker brokerage firm, and served as a Chairman of APV plc, a manufacturer of food processing machinery, and as Deputy Chairman of GKN plc, an engineering and defense company, from 1989 to 1996. He also served as a non-executive director of the Peninsular & Oriental Steam Navigation Company, a shipping, real estate and construction company, from 1980 to 1999, a non-executive director of De La Rue plc from 1983 to 1995 and a member of the General Committee of the Lloyd's Register of Shipping from 1981 to 1999. Prior to retiring in 1989, Sir Peter G. Cazalet served as Deputy Chairman of the British Petroleum Company plc from 1986 to 1989 and as its Managing Director from 1981 to 1986. He served as President of BP North America from 1972 to 1975 and as a director of BP Trading from 1975 to 1981. Sir Peter Cazalet was the Regional Coordinator, Australasia and the Far East from 1970 to 1972 and a director of BP Tanker Company from 1968 to 1970, after having joined BP Tanker Company in 1959. Sir Peter Cazalet began his business career in 1950 in the dry-cargo section of a shipping company and for several years was a shipbroker on the Baltic Exchange.

      Rex W. Harrington has served as a director of our company since May 2001. Mr. Harrington served as Shipping Adviser to The Royal Bank of Scotland plc from his retirement in 1998 until 2001. Mr. Harrington served as Director of Shipping of The Royal Bank of Scotland plc from 1990 to 1998, Assistant General Manager, Shipping from 1980 to 1990 and Senior Manager, Shipping from 1973 to 1980. From 1969 to 1973 Mr. Harrington served as an executive of Baring Brothers & Co., Ltd., an international merchant banking firm, and from 1957 to 1969 served in various capacities in the Bank of England ending as Secretary of the Foreign Exchange Control Committee. Mr. Harrington currently serves as a Deputy Chairman of the International Maritime Industries Forum, as a Director of Eurofin International Limited, as a Director of Royal Olympic Cruise Line, as a Director of the International Chamber of Commerce, Commercial Crime Services, which incorporates the International Maritime Bureau, and as a member of the General Committee of Lloyds Register of Shipping, London Advisory Panel of InterCargo, the Baltic Exchange and the Steering Committee of the London Shipping Law Centre. Mr. Harrington was previously a Director of H. Clarkson Limited (International Shipbrokers) from 1995 to 1998 and a Director of Lloyds Register of Shipping from 1994 to 1999.

Continuing Director Information

      The following table sets information regarding our directors whose terms continue after the 2002 Annual Meeting. The terms for Directors in Class II expire at the 2003 Annual Meeting, and the terms for Directors in Class III expire at the 2004 Annual Meeting.

Name                      Age    Class   Position
----                      ---    -----   --------

John P. Tavlarios          40      II    President, Chief Operating Officer and
                                         Director
Peter S. Shaerf            47      II    Director
Peter C. Georgiopoulos     41     III    Chairman, Chief Executive Officer and
                                         Director
William J. Crabtree        58     III    Director
Stephen A. Kaplan          43     III    Director


Class II Directors - Terms Expiring at the 2003 Annual Meeting

      John P. Tavlarios has served as our President, Chief Operating Officer and director since May 2001. From our inception in 1997 to January 2000, Mr. Tavlarios served as our Executive Vice President. From 1995 to 1997, Mr. Tavlarios was affiliated with Maritime Equity Management, where he served as Director of Marine Operations. From 1992 to 1995 Mr. Tavlarios was President and founder of Halcyon Trading Company, a consulting firm specializing in international business development with a particular emphasis on the international oil industry. From 1984 to 1992, Mr. Tavlarios was employed by Mobil Oil Corporation, spending most of his tenure in the Marine Operations and the Marketing and Refining divisions. Prior to 1984, Mr. Tavlarios was involved in his family's shipping business, assisting in marine operations. Mr. Tavlarios is a member of the American Bureau of Shipping, the Det Norske

Veritas North American Committee, the SKULD Directors Committee and the North American Panel of INTERTANKO.

      Peter S. Shaerf has served as a director of our company since May 2001. Mr. Shaerf is a Senior Vice President of American Marine Advisors, Inc., an investment bank specializing in the maritime industry. From 1998 until April 2002, Mr. Shaerf was Managing Director of Poseidon Capital Corp., an independent maritime consulting and investment company that works extensively in the investment community. Since 1980, he has been a partner of The Commonwealth Group a brokerage and consulting company that specializes in the liner shipping industry. From 1977 to 1980, he was a director of Common Brothers U.S.A. Ltd., a shipbroking subsidiary of a British shipowner of dry cargo and tanker tonnage. Mr. Shaerf currently serves as a director of MC Shipping, Inc. an American Stock Exchange listed company, a position he has held since 1993, and as a director of TBS International Ltd., a liner operator. In April 2002, he was appointed to the board of directors of Trailerbridge, Inc., a company listed on the Nasdaq Stock Market.

Class III Directors - Terms Expiring at the 2004 Annual Meeting

      Peter C. Georgiopoulos is our founder and has served as Chairman, Chief Executive Officer and director since our inception in 1997. From 1991 to 1997, Mr. Georgiopoulos was the principal of Maritime Equity Management, a ship-owning and investment company which he founded in 1991. From 1990 to 1991, Peter C. Georgiopoulos was affiliated with Mallory Jones Lynch & Associates, an oil tanker brokerage firm. From 1987 to 1990, Mr. Georgiopoulos was an investment banker at Drexel Burnham Lambert. Prior to entering the investment banking business, Mr. Georgiopoulos had extensive experience in the sale, purchase and chartering of vessels while working for shipowners in New York and Piraeus, Greece. Mr. Georgiopoulos is a member of the American Bureau of Shipping.

      William J. Crabtree has served as a director of our company since May 2001. Mr. Crabtree currently operates his own legal consulting business. From 1972 to 1996, Mr. Crabtree served in capacities from Marine Counsel to Chairman of Universe Tankships (Delaware), Inc., a company owned by the D.K. Ludwig Organization, which was predecessor to Universe Tankships (Delaware) LLC. Mr. Crabtree served as counsel for the Commonwealth Oil Refining Company from 1971 to 1972. From 1968 to 1972, Mr. Crabtree was an associate at the law firm of Kirlin, Campbell and Keating. Mr. Crabtree is a member of the Maritime Law Association of the United States and the American Bureau of Shipping.

      Stephen A. Kaplan has served as a director of our company since May 2001. Since 1995, Mr. Kaplan has been a principal of Oaktree Capital Management, LLC, a private investment management firm, where he co-manages Oaktree's Principal Activities Group which invests in majority and significant minority positions in both private and public companies. Since 1993, he has served as portfolio manager of OCM Principal Opportunities Fund, L.P. and OCM Principal Opportunities Fund II, L.P. OCM Principal Opportunities Fund, L.P. is the parent of OCM Ajax Investments, Inc., the owner of more than 5% of our company's common stock. From 1993 to 1995, Mr. Kaplan was a Managing Director of Trust Company of the West. Prior to joining the Trust Company of the West, Mr. Kaplan was a partner of the law firm of Gibson, Dunn & Crutcher. Mr. Kaplan currently serves as a director of numerous private and public companies, including Acorn Products, Inc., a manufacturer and marketer of non-powered lawn and garden tools, BioPure, Inc., an emerging biopharmaceutical company developing oxygen therapeutics, CollaGenex Pharmaceuticals, Inc., a specialty pharmaceutical company focused on the dental market, Forest Oil Corporation, an oil and gas exploration, development and production company, and LearningStar Corporation, a developer, manufacturer and retailer of educational products.

Board Meetings and Committees

      During fiscal year 2001, there were three meetings of the Board of Directors. A quorum of Directors was present, either in person or telephonically, for all of the meetings. Actions were also taken during the year by the unanimous written consent of the Directors.

      Since June 10, 2001, General Maritime's audit committee has been comprised of William J. Crabtree, Rex W. Harrington and Peter S. Shaerf, none of whom is an employee of General Maritime. Through its written charter, a copy of which is attached as Appendix I hereto, the audit committee has been delegated the responsibility of reviewing with the independent auditors the plans and results of the audit engagement, reviewing the adequacy, scope and results of the internal accounting controls and procedures, reviewing the degree of independence of the auditors, reviewing the auditor's fees and recommending the engagement of the auditors to the full Board of Directors. The audit committee held four meetings during fiscal year 2001.

      Since June 10, 2001, General Maritime's compensation committee has been comprised of William J. Crabtree, Stephen A. Kaplan and Peter S. Shaerf, none of whom is an employee of General Maritime. The compensation committee administers General Maritime's stock option plan and other corporate benefits programs. The compensation committee also reviews and approves bonuses, stock option grants, compensation, philosophy and current competitive status, and executive officer compensation. The compensation committee held two meetings during fiscal year 2001.

                                   MANAGEMENT

Executive Officers and Other Key Personnel

      The following tables set forth certain information with respect to the executive officers (other than Peter C. Georgiopoulos and John P. Tavlarios, for whom information is set forth under the heading "Continuing Director Information" above) and other key personnel of General Maritime:

Executive Officers

Name                      Age   Position
----                      ---   --------

James C. Christodoulou     42   Vice President, Chief Financial Officer and
                                Secretary
John C. Georgiopoulos      38   Vice President, Chief Administrative Officer
                                and Treasurer

Other Key Personnel

Name                      Age   Position
----                      ---   --------

John N. Mortsakis          55   Vice President Technical Operations
John M. Ramistella         55   Vice President - Chartering


      James C. Christodoulou has served as our Vice President, Chief Financial Officer and Secretary since July 2000. Mr. Christodoulou joined us in August 1999 as a financial consultant while also serving as managing director of NetWorks Capital, a New York based venture capital firm and Chief Financial Officer of ThinkDirectMarketing, Inc. Prior to joining us, Mr. Christodoulou was Chief Financial Officer of World CallNet, Inc., a U.S. public company with operations in the United Kingdom and throughout Europe, from 1998 to 1999. Mr. Christodoulou has been involved in corporate finance since 1993 as Vice President of Corporate Finance at Alpha Capital. Prior to that, he was a senior associate at Easton Capital. From 1985 to 1993, Mr. Christodoulou was a managing partner of Creative Color Lithographers, a printing and publishing company in the New York area.

      John C. Georgiopoulos has served as our Vice President, Chief Administrative Officer and Treasurer since July 2000. From our inception in 1997 to July 2000, Mr. Georgiopoulos served as our Chief Financial Officer. From 1994 to 1997, Mr. Georgiopoulos was involved in his family's private real estate and investment management business. From 1991 to 1994, Mr. Georgiopoulos was an officer of Atlantic Bank of New York. From 1987 to 1991, he was a Vice President of Atlas Management, a shipping and real estate company in New York.

      John N. Mortsakis has served as our Vice President Technical Operations since April 2000. From 1981 to April 2000, Mr. Mortsakis was the Vice President of National Shipping & Trading Corp., a privately held shipping company, where he began in 1973. From 1970 to 1973, Mr. Mortsakis served in the U.S. Navy on the U.S.S. George Bancroft as both Officer of the Deck and Engineering Officer of the Watch. Mr. Mortsakis is a member of the American Bureau of Shipping.

      John M. Ramistella has served as our Vice President-Chartering since our inception in 1997. From 1992 to 1997, Mr. Ramistella was a tanker broker at Poten & Partners, specializing in long term charters and projects. From 1991 to 1992, Mr. Ramistella was President of Norgulf Shipping Ltd., a privately held shipping company. From 1989 to 1991 he was a tanker broker at Mallory Jones Lynch & Associates, an oil tanker brokerage firm. From 1973 to 1989, Mr. Ramistella was President of Tankers Company, Inc., a tanker brokerage firm based in Westport, Connecticut.

      Peter C. Georgiopoulos and John C. Georgiopoulos are brothers. There are no other family relationships among our executive officers and directors.

Executive Compensation

      The following table sets forth in summary form information concerning the compensation paid by us during the years ended December 31, 1999, 2000 and 2001, to our Chief Executive Officer and our three other most highly compensated executive officers whose salaries and bonuses for fiscal year 2001 exceeded $100,000 and who served as executive officers of ours as of December 31, 2001 (the "Named Executive Officers").


                           Summary Compensation Table

                                                                   Long Term
                                                                  Compensation
                                                                     Awards
                                     Fiscal  Annual Compensation   Securities
                                     ---------------------------   Underlying     All Other
Name and Principal Position           Year   Salary     Bonus       Options (#)   Compensation
---------------------------           ----   ------     -----     -------------   ------------

Peter C. Georgiopoulos ............   2001   331,731   600,000       350,000          --
  Chairman, Chief Executive           2000      --     259,600          --            --
  Officer and Director                1999      --     114,900          --            --

John P. Tavlarios .................   2001   260,455   250,000       240,000          --
  President, Chief Operating Officer  2000   120,000      --            --            --
  and Director                        1999   120,000      --            --            --

James C. Christodoulou ............   2001   174,808   150,000(1)     80,000          --
  Vice President, Chief Financial     2000    33,333      --            --            --
  Officer and Secretary               1999      --        --            --            --

John C. Georgiopoulos .............   2001   178,557   100,000        80,000          --
  Vice President, Chief               2000   107,000      --            --            --
  Administrative Officer and          1999    80,000      --            --            --
  Treasurer

(1) Includes year-end bonus of $100,000 and a $50,000 bonus paid in connection with the closing of our initial public offering.

      For information about employment agreements with some of our executive officers, see "--Employment Agreements and Incentive Bonus Program" below.

Option Grants for the Year Ended December 31, 2001

      The following table sets forth information, as of December 31, 2001, concerning the options that were granted to the Named Executive Officers during the fiscal year ended December 31, 2001.


                                   Percentage                       Potential Realizable Values
                                    of Total                          At Assumed Annual Rates
                       Number of    Options                               Of Stock Price
                       Securities  Granted to                          Appreciation For Option
                       Underlying  Employees    Exercise                      Term
                       Options     in Fiscal    Price Per  Expiration  -----------------------
Name                   Granted       2001        Share       Date      5%($)(1)   10%($)(1)
----                   -------       ----        -----       ----      --------   ---------

Peter C. Georgiopoulos  350,000      40.7%      $18.00      6/11/11     3,962,036  10,040,577
John P. Tavlarios       240,000      27.9%      $18.00      6/11/11     2,716,825  6,884,967
James C. Christodoulou   80,000       9.3%      $18.00      6/11/11     905,608    2,294,989
John C. Georgiopoulos    80,000       9.3%      $18.00      6/11/11     905,608    2,294,989

(1) In accordance with the regulations of the Securities and Exchange Commission, the amounts shown in these two columns represent the hypothetical stock option gains that could be achieved with respect to the stock options shown in the above table (i) if such options were not exercised until the end of each option's 10-year term and (ii) if General Maritime's common stock appreciated at the assumed annually-compounded rates of 5% and 10% from the $18.00 price at grant until the exercise date. The assumed 5% and 10% rates of stock price appreciation are prescribed by regulations of the Securities and Exchange Commission and are for illustration purposes only; they are not intended to predict any actual future stock prices, which will depend upon market conditions, General Maritime's future performance and prospects and various other factors. Based on the $18.00 option exercise price, the assumed 5% and 10% annually-compounded stock price appreciation rates result in assumed stock prices 10 years after grant of approximately $29.32 (at 5%) and $46.69 (at 10%) for purposes of the above table. By way of further illustration, assuming a constant 37 million shares of General Maritime common stock outstanding (the number of shares outstanding on the date of General Maritime's initial public offering and on the Record Date), General Maritime's total market capitalization (which would be $666 million at an $18 share price) would increase by approximately $419 million to a total market capitalization of approximately $1.08 billion if the per share price increased to the assumed $29.32 and would increase by approximately $1.06 billion to a total market capitalization of approximately $1.72 billion if the per share price increased to an assumed $46.69.

Aggregated  Option  Exercises  in Last  Fiscal Year and Fiscal Year End Option
Values

      The following table provides information relating to option exercises by the Named Executive Officers during the fiscal year ended December 31, 2001. In addition, the table indicates the number and value of vested and unvested options held by these executive officers as of December 31, 2001. No options were exercised during the fiscal year ended December 31, 2001, and none of the outstanding options were "in-the-money" on December 31, 2001.

                                            Number of Securities
                                                Underlying            Value of Unexercised
                                            Unexercised Options at    In-the-Money Options at
                       Shares                  December 31, 2001         December 31, 2001
                      Acquired             ----------------------------------------------------
                         on       Value    Exercisable Unexercisable Exercisable  Unexercisable
Name                  Exercise  Realized       (#)          (#)          ($)          ($)
-------------------   --------  ---------  ----------  ------------  -----------  ------------

Peter C. Georgiopoulos   --        --          --         350,000        --           --
John P. Tavlarios        --        --         48,000      192,000        --           --
James C. Christodoulou   --        --         16,000       64,000        --           --
John C. Georgiopoulos    --        --         16,000       64,000        --           --

Director Compensation

      Each of our non-employee directors receives an annual fee of $15,000 and a fee of $2,000 per committee meeting commencing January 1, 2002. In addition, each director who is not an executive officer was granted ten-year options to purchase 2,000 shares of common stock at an exercise price of $18.00. Such options became exercisable upon the closing of our initial public offering. We do not pay director fees to employee directors. We reimburse our directors for all reasonably expenses incurred by them in connection with serving on our board of directors.

Employment Agreements and Incentive Bonus Program

      We have entered into employment agreements with four of our executive officers, Peter C. Georgiopoulos, our Chairman and Chief Executive Officer, John P Tavlarios, our President and Chief Operating Officer, James C. Christodoulou, our Vice President, Chief Financial Officer and Secretary, and John C. Georgiopoulos, our Vice President, Chief Administrative Officer and Treasurer. These agreements took effect on June 15, 2001.

Agreements with Messrs. Peter C. Georgiopoulos and Tavlarios

      The agreement with Peter C. Georgiopoulos has a term of four years. The agreement with Mr. Tavlarios has a term of three years. Both agreements provide for automatic renewal for additional renewal terms to the end of each fiscal year, unless the executive or we terminate the agreement on 90 days notice. The agreements provide a salary of $450,000 per annum for Peter C. Georgiopoulos and $350,000 per annum for Mr. Tavlarios. Both executives are entitled to participate in our incentive bonus program. They have target bonus opportunities of 60% of salary for Peter C. Georgiopoulos and 45% of salary for Mr. Tavlarios. Peter C. Georgiopoulos has the right to reasonably approve General Maritime's bonus plan as it applies to him. Under his agreement, we have agreed to provide Peter C. Georgiopoulos with a monthly automobile allowance of $2,500.

      The agreements provide that upon termination by us without cause or by the executive for good reason, in each case as defined in the relevant agreement, these executives will be entitled to salary at the date of termination plus a bonus equal to the average bonus earned over the preceding five years (beginning with 2001) or any shorter period that the executive was employed by us, but not less than any bonus to which the executive would be entitled for the year in which termination occurs, times the greater of the remainder of the term and two years. In these circumstances, Messrs. Peter C. Georgiopoulos and Tavlarios are also entitled for this period to medical, dental and insurance coverage (and, as to Peter C. Georgiopoulos, an automobile benefit) substantially identical to those in place prior to termination for the relevant period. In the event that a payment to the executive after a change of control causes the executive to owe excise tax under Section 280G of the Internal Revenue Code, we have agreed to fund the amount of this tax on a "grossed-up" basis, intended to provide the executive with an amount sufficient to pay any tax owed on the funding payment. All incentive stock grants to Messrs. Peter C. Georgiopoulos and Tavlarios will vest in the event their employment is terminated by us without cause or by them for good reason.

      Under these agreements, each executive has agreed to protect our confidential information and not to solicit our employees for other employment for two years after termination. In his employment agreement, Peter C. Georgiopoulos has agreed that if his employment with us terminates prior to the fourth anniversary of the closing of the Company's initial public offering, and he undertakes substantial involvement in the management or operation of tankers transporting crude oil anywhere in the world for a competitor of the Company prior to that anniversary, he will surrender 320,000 shares of Common Stock issued to him in connection with our recapitalization if such activities occur before the first anniversary of the closing of the initial public offering, which amount will be reduced to 240,000 shares for activities occurring before the second anniversary of the closing, 160,000 shares for activities occurring before the third anniversary of the closing and 80,000 shares for activities occurring before the fourth anniversary of the closing. Peter C. Georgiopoulos and Mr. Tavlarios have each agreed not to engage in these competitive activities for two years after the termination of their employment with us. These provisions will not apply following a change of control or in the event of termination of these executives by us without cause or by the executives with good reason. Mr. Georgiopoulos' agreement not to compete (but not the requirement he surrender shares of our common stock) will only be effective if we pay him salary during the applicable period and will terminate if he forgoes salary payments. For purposes of these agreements, change of control is defined generally as the acquisition of more than 30% of the voting power of the Company by any person or group other than Peter C. Georgiopoulos or Oaktree Capital Management, LLC and its affiliates or by any person other than Peter C. Georgiopoulos if the acquiring person has in excess of 50% of the voting power of the Company, the sale of all or substantially all of our assets or any merger or similar transaction in which holders of our voting stock do not hold at least 51% of the voting stock of the surviving entity.

Agreements with Messrs. Christodoulou and John Georgiopoulos

      The agreements with Messrs. Christodoulou and John Georgiopoulos each have a term of one year. These agreements provide for a salary of $250,000 per annum for Mr. Christodoulou and $225,000 for John Georgiopoulos. Each executive is entitled to participate in our incentive bonus program, with a target bonus of 35% of salary. Mr. Christodoulou also received a special bonus of $50,000 upon the closing of the Company's initial public offering. Upon termination by us without cause, as defined in the relevant agreement, these executives will be entitled to salary at the date of termination for a period of one year. Under the agreements, if this type of termination occurs after a change of control, the executive will also be entitled to a bonus equal to the average bonus earned over the preceding five years (beginning with 2001) or any shorter period that the executive was employed by us, but not less than any bonus to which the executive would be entitled for the year in which termination occurs.

      Under the agreements, each executive has agreed to protect our confidential information and not to solicit our employees for other employment for two years after termination. They have also agreed not to undertake substantial involvement in the management or operation of tankers transporting crude oil anywhere in the world for one year after the termination of their employment with us. These provisions will not apply following a change of control (as defined in Peter Georgiopoulos' agreement) or in the event of termination of these executives by us without cause.

Incentive Bonus Program

      The Company has an incentive bonus program under which our executive officers and our other key employees designated by our Chief Executive Officer are eligible for cash bonus awards. These awards are generally made at the end of the fiscal year in amounts determined in the sole discretion of the Compensation Committee for executive officers and the Chief Executive Officer subject to the oversight of the Compensation Committee and the Board of Directors for other eligible key employees. Criteria for executive officer bonuses are discussed below under the heading "Board Compensation Committee Report on Executive Compensation" below.

Compensation Committee Interlocks and Insider Participation

      No interlocking relationship exists between any of General Maritime's executive officers or members of General Maritime's Board of Directors or compensation committee and any other company's executive officers, Board of Directors or compensation committee.

Board Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of non-employee directors. The Committee is responsible for establishing and administering the overall compensation policies applicable to the Company's executive officers, and determining the annual cash compensation of the Company's senior management. The Committee is also responsible for establishing the general policies applicable to the granting, vesting and other terms of the stock option grants made to current and newly hired officers and other key employees under the Company's stock option plan, and for determining the size and terms of the individual option grants made to the Company's executive officers.

      The Committee views its role as being to foster and oversee the creation of compensation programs for the Company's executive officers and other key management employees that are structured and implemented in a way that addresses the Company's need to attract and retain the caliber of senior executives and other key employees required for the Company to compete effectively in a highly competitive and rapidly evolving business environment, while recognizing the importance and value to the Company and its shareholders of achieving annual and longer-term performance goals and objectives.

Section 162(m)

      Section 162(m) of the Internal Revenue Code limits the deductibility of compensation to certain employees in excess of $1 million. Because the Company believes that it currently qualifies for the exemption pursuant to Section 883 of the Internal Revenue Code of 1986, as amended, pursuant to which it is not subject to United States federal income tax on its shipping income (which comprised substantially all of its gross revenue in 2001), it has not sought to structure its cash bonus plan to qualify for exemption under Section 162(m). For purposes of Section 162(m), payments made under qualifying performance-based plans are not taken into account. The Company's 2001 Stock Incentive Plan is designed and administered to qualify as "performance-based" and grants thereunder are therefore not subject to the Section 162(m) limitation.

Performance and Compensation Review Process

      Beginning in the Fall of 2001, the Committee and the Company's Chief Executive Officer (the "CEO") conducted, with the assistance and advice of an outside independent executive compensation consultant, detailed reviews of the executive officer compensation for 2001 and the levels and mix of officer cash compensation, taking into account actual and anticipated corporate revenue and earnings for 2001, the extent to which certain strategic goals for 2001 had been achieved, stock price performance and individual performance.

      This review process included several meetings involving the Committee, the CEO and the outside consultant, as well as certain discussions involving only the Committee and the outside consultant, and certain private discussions involving only Committee members. As part of this process, the CEO reviewed with the Committee members (i) his assessment of the Company's performance in 2001 in terms of financial results and strategic initiatives, (ii) his assessment of each executive officer's efforts, performance and contributions for 2001, and
(iii) the CEO's specific recommendations regarding the annual bonus awards for 2001 for the executive officers reporting to the CEO, and the rationales for such awards.

Base Salary Levels and 2001 Annual Bonus Awards

      As part of the review process described above, the base salary rate, contractual terms and proposed 2001 annual bonus award of each executive officer was reviewed, taking into account: (i) each officer's individual performance for 2001, (ii) the scope and importance of the functions the officer performed or for which the officer was responsible, (iii) an assessment of the officer's initiative, managerial ability and overall contributions to corporate performance, (iv) the advice of the outside consultant regarding the practices of other companies with respect to executive officer salary and bonus levels for 2000-2001 based on available Securities and Exchange Commission filing data, and
(v) internal equity considerations.

      The weighting given to these factors varied by position, but the Committee intended that each executive officer's base salary and annual bonus rates be generally competitive with the estimated current market rates, and that the annual bonuses for 2001 properly reflect the efforts and achievements of the Company's management team in successfully completing the reorganization of the Company including its acquisition of 29 vessels and its United Overseas Tankers subsidiary, successfully completing the Company's initial pubic offering in a difficult market and successfully establishing two major bank facilities. The Committee also noted the "lean" nature of the Company's executive officer staff of four persons, the senior executives' success at building a corporate infrastructure to support its growth and public company status and its institution of effective vessel deployment and cost control programs.

      No executive officer salary increases have occurred since the Company's initial public offering.

      The annual bonus amounts awarded for 2001 to the executive officers other than the CEO, as approved by the Committee, are set forth in "Summary Compensation Table" above. The Committee made no changes for 2002 in the applicable target annual bonus award opportunities for such officers.

Stock Option Grants

      As part of its officer compensation programs, the Company intends to utilize stock options priced at 100% of market on the date of grant as its primary long-term incentive award vehicle. As disclosed in the prospectus relating to the Company's initial public offering, initial option grants priced at 100% of the initial public offering price ($18.00) were made in connection with the Company's June 2001 initial public offering to the executive officers of the Company at the levels set forth in the "Summary Compensation Table" and the "Stock Option Grant Table" set forth above. No other stock option grants were made in 2001.

      The Committee believes that option grants can be effective for both new hire and retention purposes in establishing substantial stock-based investment risks for key employees that emphasize the importance of shareholder return and encourage a focus on long-term results.

CEO Compensation

      The Committee's actions regarding Mr. Peter Georgiopoulos' cash compensation for 2001 as the Company's Chief Executive Officer are reflected in the "Summary Compensation Table" set forth above.

      The Committee's review of Mr. Georgiopoulos' base salary rate and annual bonus opportunity occurred at the same time as the above-discussed review of the cash compensation of the Company's other executive officers, and took into account the same factors and data, together with the Committee's assessment of Mr. Georgiopoulos's leadership skills and impact potential, his contributions to the Company's successes during 2001, his unique role in representing the Company in its industry and to investors and other potential financing sources, his efforts in developing potential strategic opportunities for the Company and his success in building an effective management team and corporate infrastructure to support the Company's growth and its public company status.

      No changes were made in Mr. Georgiopoulos' base salary rate as a result of the 2001 review. After assessing Mr. Georgiopoulos' performance for 2001, and after taking into account his base salary rate and size of the stock option grant made to him at the time of the initial public offering, the Committee did determine to award Mr. Georgiopoulos a $600,000 annual bonus for 2001.

Conclusion

      The Compensation Committee is of the opinion that the Company's current senior management compensation programs and practices are structured in a way that achieves an appropriate risk/reward balance, and are consistent with the Committee's goal of enabling the Company to compete for, and retain, high caliber executives in a highly competitive and challenging business environment, while also emphasizing the need for and importance of achieving annual and longer-range performance goals.

      The current members of the Compensation Committee:

                                          Stephen A. Kaplan (chair)
                                          William J. Crabtree
                                          Peter S. Shaerf
Performance Graph

      The following graph illustrates a comparison of the cumulative total shareholder return (change in stock price plus reinvested dividends) of General Maritime's common stock with the Dow Jones U.S. Total Market Index and the Philadelphia Stock Exchange Oil Services Sector Index, for the period from June 12, 2001 (the date of our initial public offering) through December 31, 2001. The measurement assumes a $100 investment on June 12, 2001. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's common stock. Data for the Dow Jones U.S. Total Market Index and the Philadelphia Stock Exchange Oil Services Sector Index assume reinvestment of dividends. General Maritime has never paid dividends on its common stock and has no present plans to do so.

                                [GRAPHIC OMITTED]

                                                              Philadelphia Stock
                                                                  Exchange
                                           Dow Jones U.S.       Oil Services
        Date          General Maritime   Total Market Index     Sector Index
        ----          ----------------   ------------------     ------------
      6/12/01              $100.00             $100.00             $100.00
      12/31/01             $55.56              $91.76              $73.22



                          REPORT OF THE AUDIT COMMITTEE

      The role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company and the independence and performance of the Company's auditors. The Board of Directors, in its business judgement, has determined that all members of the Committee are "independent," as provided under the applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that was last amended and restated by the Board of Directors on March 21, 2002, a copy of which is attached to this Proxy Statement as Appendix I. As set forth in the Charter, the Committee's job is one of oversight. Management is responsible for the preparation, presentation and integrity of the Company's financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements, expressing an opinion based on their audit as to the statements' conformity with generally accepted accounting principles, monitoring the effectiveness of the Company's internal controls, reviewing the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the Committee any issues they believe should be raised with the Committee.

      The Committee met with the Company's independent accountants to review and discuss the overall scope and plans for the audit of the Company's consolidated financial statements for the year ended December 31, 2001. The Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements as well as the independent auditors' evaluation of the Company's internal controls and the overall quality of the Company's financial reporting. Management represented to the Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the financial statements with management.

      The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and a formal written statement from the independent auditors, confirmed by management, of the fees billed for audit services, information technology consulting services, and other non-audit services rendered by the independent auditors for the most recent fiscal year. The Committee has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor's independence and has discussed with the auditors the auditors' independence.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the field of auditing or accounting, including in respect of auditor independence. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

      Based upon the Committee's receipt and review of the various materials and assurances described above and its discussions with management and independent accountants, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, to be filed with the Securities and Exchange Commission.

      Submitted by the Audit Committee of the Board of Directors:

                                          Rex W. Harrington (chair)
                                          William J. Crabtree
                                          Peter S. Shaerf

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of General Maritime's voting common stock as of April 2, 2002 of:

     o each person, group or entity known to General Maritime to beneficially own more than 5% of our stock;

     o    each of our directors;

     o    each of our Named Executive Officers; and

     o    all of our directors and executive officers as a group.

      As of April 2, 2002, a total of 37,000,000 shares of common stock were outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on matters on which common shareholders are eligible to vote. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of that security, or "investment power," which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest.

                            Ownership of Common Stock

                                           Amount of          Percentage of
Name and Address of                      Common Stock         Common Stock
Beneficial Owner(1)                    Beneficially Owned      Outstanding
----------------                       ------------------      -----------

  Peter C. Georgiopoulos                 2,971,479(2)(3)             8.0
  John P. Tavlarios                         48,000(4)                *
  James C. Christodoulou                    16,000(5)                *
  John C. Georgiopoulos                     16,000(5)                *
  Sir Peter G. Cazalet                       2,000(6)                *
  William J. Crabtree                        2,000(6)                *
  Rex W. Harrington                          2,000(6)                *
  Stephen A. Kaplan(7)                       2,000(6)                *
  Peter S. Shaerf                            2,000(6)                *
  Louis M. Bacon(8)                      2,478,210(3)                6.7
  Oaktree Capital Management, LLC(7)     9,003,146(3)               24.3
  Wexford Capital LLC(9)                 5,805,174(3)               15.7
  Joseph Jacobs(9)                       5,805,174(3)               15.7
  Charles Davidson(9)                    5,805,174(3)               15.7
  All Directors and Executive            3,061,479(3)                8.3
  Officers as a group (nine persons)

-------------------

* Less than 1% of the outstanding shares of common stock.

     (1) Unless otherwise indicated the address of each beneficial owner identified is c/o General Maritime Corporation, 35 West 56th Street, New York, New York 10019.
     (2) Does not include shares subject to options to purchase 350,000 shares of General Maritime's common stock, 87,500 shares of which vest on each of the first four anniversaries of General Maritime's initial public offering, or 504,581 shares (based on a per share price of $10.00, the closing price of General Maritime's common stock on December 31, 2001) beneficially owned by affiliates of Wexford Capital LLC which are owned by two limited liability companies for which affiliates of Mr. Georgiopoulos acted as operating member and by KS Stavanger Prince, in which Mr. Georgiopoulos has an interest. See discussion under the heading "Certain Relationships and Related Transactions--Recapitalization."
     (3) These allocations were based upon the initial estimated closing balance sheets used in our recapitalization and will be adjusted based on the final closing calculations. Amounts allocated to Mr. Georgiopoulos and his affiliates, affiliates of Louis M. Bacon and affiliates of Oaktree Capital Management will be subject to adjustment based on the future price of our common stock. See discussion under the heading "Certain Relationships and Related Transactions--Recapitalization--Receipt of Shares in the Plan."
     (4) Includes shares subject to options to purchase 48,000 of General Maritime's common stock. Does not include shares subject to options to purchase 192,000 shares of General Maritime's common stock, 48,000 shares of which vest on each of the first four anniversaries of General Maritime's initial public offering.
     (5) Includes shares subject to options to purchase 16,000 shares of General Maritime's common stock. Does not include shares subject to options to purchase 64,000 shares of

          General Maritime's common stock, 16,000 shares of which vest on each of the first four anniversaries of General Maritime's initial public offering.
     (6) Includes shares subject to options to purchase 2,000 shares of General Maritime's common stock which vested upon the closing of General Maritime's initial public offering.
     (7) Each of Mr. Kaplan's and Oaktree Capital Management, LLC's address is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. Oaktree Capital Management, a registered investment adviser under the Investment Advisers Act of 1940, as amended, is the general partner of OCM Principal Opportunities Fund, L.P. The shares reported herein are held directly by OCM Ajax Investments, Inc., a wholly owned subsidiary of OCM Principal Opportunities Fund, L.P. As the general partner of the OCM Principal Opportunities Fund, L.P., Oaktree Capital Management, LLC has voting and dispositive power over the shares that are held by OCM Ajax Investments, Inc. Although Oaktree Capital Management, LLC may be deemed to beneficially own such shares for purposes of Section 13 of the Securities Exchange Act of 1934, Oaktree Capital Management, LLC disclaims beneficial ownership of such shares except to the extent of its direct and indirect pecuniary interest therein. Oaktree Capital Management, LLC also beneficially owns shares subject to options to purchase 2,000 shares of General Maritime's common stock, issued to Mr. Kaplan. Mr. Kaplan, a director of General Maritime, is a Principal of Oaktree Capital Management, LLC. To the extent Mr. Kaplan participates in the process to vote or dispose of such shares, he may be deemed under certain circumstances for purposes of Section 13 of the Securities Exchange Act of 1934 to be the beneficial owner of such shares. Mr. Kaplan, however, disclaims beneficial ownership of such shares except to the extent of his direct and indirect pecuniary interest therein.
     (8) Mr. Bacon's address is 1251 Avenue of the Americas, New York, New York 10020. Includes 1,243,276 shares held of record by Multi-Strategies Fund Ltd. and 1,234,934 shares held of record or beneficially by Belvedere Maritime Holdings LLC. Mr. Bacon, in his capacity as Chairman and Chief Executive Officer, director and controlling shareholder of a registered commodity trading advisor which serves as discretionary investment manager to Multi-Strategies Fund Ltd. and as the sole member of Belvedere Maritime Holders LLC may be deemed the beneficial owner of the shares held for the accounts of those entities.
     (9) Wexford Capital LLC's address is 411 West Putnam Avenue, Greenwich, CT 06830. The shares listed for Wexford Capital LLC represent shares owned by limited liability companies and limited partnerships, each of which is controlled by Wexford Capital LLC. The shares listed for Joseph Jacobs and Charles Davidson represent the shares beneficially owned by Wexford Capital LLC, of which Joseph Jacobs and Charles Davidson are controlling members.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Recapitalization

      Plan of Recapitalization

      As part of a series of recapitalization transactions pursuant to our plan of recapitalization, our company acquired 22 of its vessels and a management company subsidiary in exchange for all of its common stock outstanding prior to its initial public offering (an aggregate of 29 million shares). These recapitalization transactions, which are further described in our Registration Statement on Form S-1 (File No. 333-49814) under the captions "Recapitalization and

Acquisitions", "Principal Shareholders" and "Certain Relationships and Related Transactions", consisted of the following:

o Our acquisition, as of June 12, 2001, of seven limited partnerships owning 14 vessels for which corporations owned by Peter C. Georgiopoulos, our Chairman and Chief Executive Officer, acted as managing general partner.

o Our acquisition, as of June 15, 2001, of five special purpose entities, owning a total of five vessels and owned by affiliates of Wexford Capital LLC. Three of these special purpose entities were owned by limited liability companies for which affiliates of Peter C. Georgiopoulos acted as operating member and the remaining two were owned by limited partnerships in which Peter C. Georgiopoulos did not have any partnership interest. The commercial operations for all of these vessels were conducted by a corporation owned by Peter C. Georgiopoulos which provided commercial vessel management services, which we refer to as the "old General Maritime Corporation."

o Our acquisition, in July 2001, of three vessels which were owned and commercially operated by unaffiliated parties. Mr. Georgiopoulos had an interest in one of these vessels as described below under the caption "Receipt of Shares in the Plan."

o Our acquisition, as of June 12, 2001, of all of the issued and outstanding shares of common stock of the old General Maritime Corporation.

      In exchange for these assets, we issued 29 million shares of our common stock to an escrow agent for allocation among contributing participants. These participants were the former owners of the vessel-owning entities we acquired (partners in the vessel-owning limited partnerships; the limited liability companies and limited partnerships which owned the vessel-owning special purpose entities and the owners of the directly-contributed vessels) and Peter C. Georgiopoulos, as former owner of old General Maritime. We acquired our other seven vessels from unaffiliated parties for cash in June and July 2001.

      The portion of the shares allocated among the former owners of the vessels (27,972,575 based upon the initial estimates at closing) was allocated to each vessel based on the ratio of relative value of the vessel as compared to the value of all vessels contributed as calculated on the same basis. This relative value was calculated on the basis of a third party valuation of the vessels as of a set date which was adjusted based on the working capital of contributed entities and reduced by debt of contributed entities or secured by directly contributed vessels. The valuation for the Genmar Alta was further reduced due to cracks in the vessel's ballast tank bunkheads discovered after valuation of the vessel. This reduction was approximately $2.5 million, which was our estimate of the total cost of repairs and lost profits from loss of use of the vessel, less any amounts incurred by the former owner of the vessel. The process described in this paragraph was not intended to determine the value of the vessels or the entities that owned them but rather to apportion General Maritime's pre-offering equity among the entities that owned the vessels.

      The remainder of the pre-offering shares of our common stock (1,027,425 based upon the initial estimates at closing) were allocated to Mr. Georgiopoulos in exchange for his contribution of old General Maritime.

      The shares of common stock initially issued in our recapitalization were based upon an estimate at the closing date of the relevant amounts. This amount will be finalized based on closing balance sheets. Ten percent of the shares to be delivered in respect of the vessels are being held in escrow pending completion of the closing balance sheet calculations.

      The following vessels acquired in our recapitalization were purchased by their owners from third parties within the last two years and transferred to us in the recapitalization transactions. The amount paid to these third parties is set forth in parentheses: Genmar Zoe ($28.5 million); Genmar Alexandra ($25.5 million); Genmar Macedon ($28.5 million); Genmar Spartiate ($28.5 million); Genmar Pericles ($26.5 million); Genmar Hector ($26.5 million); Genmar Leonidas ($25.5 million); and Genmar Nestor ($24.5 million).

      Pursuant to the arrangements for our recapitalization, we have the right to deliver cash at the public offering price in place of up to 5% of the common stock to which a participant would otherwise be entitled in some circumstances to becoming subject to taxation under Section 883 of the Internal Revenue Code or becoming a "controlled foreign corporation" under the code.

      In connection with our recapitalization, we agreed that for four years following the closing of the recapitalization transactions, we will be required to obtain the consent of holders of a majority of the shares issued in our recapitalization prior to our implementation of any shareholder rights agreement under which our shareholders would be issued rights under which shareholders (other than the acquiring person) would be allowed to purchase our securities at a discount of more than 20% upon a person becoming the owner of more than a specified percentage or number of our securities.

      Terms of Contribution of Affiliated Limited Partnerships

      We acquired the seven limited partnerships owning 14 vessels for which corporations owned by Peter C. Georgiopoulos acted as managing general partner pursuant to contribution agreements providing as follows:

     o We exchanged our common stock for all of the partnership interests of the limited partners in the partnerships and the equity interests in the general partners of the partnerships.

     o We delivered the common stock allocated to these vessels on the basis described above to the partners of these limited partnerships, except that we delivered common stock allocable to a general partner to Peter
          C. Georgiopoulos or his affiliates which owned the equity interest of the general partner. The number of shares delivered to a partner will be calculated on the same basis as if the shares had been delivered to the limited partnerships in exchange for the vessels and the other assets and liabilities of the limited partnerships and the limited partnerships had then dissolved and distributed the shares to their partners at a value equal to the price to the public in our initial public offering. The allocation of shares between the limited and general partners for this purpose will be recalculated on the first anniversary of the closing of our initial public offering (using the average market price of the common stock during the 20 preceding trading days) or, if earlier, on the closing of any future public offering in which recipients of our common stock in the recapitalization sell (together with all common stock which they have previously sold in public offerings ) at least one-third of the shares received by them in the recapitalization (in which case the recalculation will use the public offering price in that offering). The price used in this recalculation cannot be more than $23.00 per share or less than $13.00 per share. This recalculation will apply only to shares which the general partners of these partnerships were entitled to receive as a percentage of the shares distributed to limited partners. Escrow accounts hold the shares subject to this recalculation.

     o The partnerships made representations and warranties to us in respect of matters relating to the partnerships, their assets, liabilities and operations. A six month indemnity escrow was established upon the closing of the recapitalization holding 10% of the shares otherwise issuable to each partner of these partnerships. Our only remedy in respect of these representations was to the shares in this escrow. In the event of a payment from this escrow in respect of a partnership, Mr. Georgiopoulos agreed to adjust the shares received by him in respect of the managing general partner interest in the partnership as if the amount paid from the escrow had never been received. The applicable partners of these partnerships also made representations and warranties to us as to the authorization of the agreement, their qualification to receive our common stock under securities laws and their title to the partnership interests transferred. Our only remedy against a partner in respect of these representations was to the escrow shares attributable to that partner. This limitation does not apply to our remedy in respect of the partners' authority and title representations, as to which we may seek to recover additional amounts up to the number of shares issued to the partner making the representation at the initial price to the public in our initial public offering or an equivalent amount in cash if such shares have been disposed of. These representations and warranties survived six months after the date of delivery of the vessels, except for those relating to the partners' authority and title which survive for 18 months.

     o We agreed to indemnify Peter C. Georgiopoulos, Steven Kaplan and another individual serving on behalf of limited partners of the limited partnerships for which affiliates of Peter C. Georgiopoulos served as general partner for liabilities arising out of their activities in connection with our plan of recapitalization.

      The governing documents of the limited partnerships of which affiliates of Peter C. Georgiopoulos acted as general partners generally provided that upon dissolution their partners were to receive their capital back plus a preferred return of 8% (although with respect to some limited partners of one limited partnership, the preferred return on a portion of their investment may be as high as 16%) and the return of some unreturned management fees previously paid to affiliates of the general partner. Thereafter, amounts are distributed so as to provide the general partner with 10% to 20% of the total amount distributed, other than amounts distributed as a return of capital. With limited exceptions, the general partner was not entitled to receive distributions (other than in respect of capital distributions) until the limited partners (determined separately on a partner by partner basis) had also received (in addition to a return of capital and a preferred return with respect to their investments in that partnership) an amount equal to their unreturned capital and accrued but unpaid preferred return with respect to their investments in the other partnerships as well. In one partnership, which raised capital from its limited partners at two different times and at different valuations, the priority and amount of distributions between the classes of limited partners varied based primarily on whether the limited partners in the class contributed capital to the partnership in both rounds, only in the first round or only in the second. Under the terms of recapitalization, if the partners are required to give up shares of our common stock to meet their indemnification obligations to us, the remaining shares each partner is entitled to will be reallocated under the ratios described above. This reallocation may result in the transfer of shares from the general partners to the limited partners.

      Terms of Contribution of Special Purpose Entities

      Our acquisition of five special purpose entities owning one vessel each from limited liability companies and limited partnerships affiliated with Wexford Capital LLC was made pursuant to the contribution agreements providing as follows:

     o We exchanged our common stock allocated to each vessel on the basis described above for all of the stock of the special purpose entity owning the vessel. We also repaid an aggregate of $55.3 million of indebtedness secured by these vessels.

     o Each limited liability company or limited partnership made representations and warranties to us in respect of matters relating to the limited liability company or limited partnership, its assets, liabilities and operations, its qualification to receive our common stock under securities laws, authorization of the agreement and title to the transferred shares. A six month indemnity escrow was established upon the closing of the acquisition of each special purposes entity holding 10% of the shares otherwise issuable in respect of the special purpose entity. Our only remedy in respect of these representations was to the shares in this escrow. This limitation does not apply to our remedy in respect of the limited liability company's or limited partnership's authority and title representations, as to which we may seek to recover additional amounts up to the number of shares issued to the limited liability company or limited partnership at the initial price to the public in our initial public offering or an equivalent amount in cash if such shares have been disposed of. These representations and warranties survived six months after the date of delivery of the vessel, except for those relating to the authority and title which survive 18 months. Because we provided commercial management services in respect of these vessels prior to this offering, we represented to the transferor that the representations relevant to our activities are to our knowledge true and correct.

      Terms of Contribution of Vessels

      Our acquisition of three vessels owned and commercially operated by unaffiliated third parties was made pursuant to contribution agreements providing as follows:

     o We acquired the vessels in exchange for the amount of our common stock allocated to the vessel on the basis described above and the repayment of indebtedness secured by the vessel in the aggregate amount for all of these vessels of $40.5 million.

     o The sellers of the vessels made representations and warranties to us in respect of matters relating to their authorization of the agreement, title to the vessel and qualification to receive our common stock under securities laws. Our remedy in respect of these representations is limited to the number of shares issued to the seller at the initial price to the public in our initial public offering or an equivalent amount in cash if such shares have been disposed of. These representations and warranties survive two years after the date of delivery of the vessel.

     o Mr. Georgiopoulos had an interest in one of these vessels as described under the caption "Receipt of Shares in the Plan."

      Terms of Contribution of the Old General Maritime Corporation

      We acquired the old General Maritime Corporation from Peter C. Georgiopoulos in exchange for an amount of common stock valued at the price to the public in our initial public offering equal to 10% of the difference between the aggregate relative value of all of the 22 vessels contributed to us calculated as described above and the total value of all shares of common stock to be outstanding prior to our initial public offering at that price. The terms of our agreement with Peter C. Georgiopoulos to acquire the old General Maritime Corporation are otherwise substantially similar to those of our agreements to acquire the seven affiliated limited partnerships, including the representations and warranties that Peter C. Georgiopoulos made to us, the six-month indemnity escrow of 10% of the shares otherwise issuable to Peter C. Georgiopoulos, and the other terms on which we may seek indemnification.

      Receipt of Shares in the Plan

      Peter C. Georgiopoulos or his affiliates were initially allocated 1,944,061 shares in exchange for all of the equity interests in the general partners of the seven limited partnerships which owned 14 vessels which we acquired in the recapitalization and 1,027,425 shares in respect of his ownership of old General Maritime. Affiliates of Louis M. Bacon and affiliates of Oaktree Capital Management LLC were initially allocated 2,478,210 and 9,001,146, respectively, in respect of limited partnership interests of these limited partnerships exchanged in the plan of recapitalization. Affiliates of Wexford Capital LLC were initially allocated 5,805,174 shares in respect of their contribution of special purpose entities owning five vessels. All of these allocations were based on the initial estimated closing balance sheets used in our recapitalization and will be adjusted based on the final closing calculations. Amounts allocated to Mr. Georgiopoulos and his affiliates, affiliates of Louis M. Bacon and affiliates of Oaktree Capital Management in respect of the seven limited partnerships mentioned above will also be subject to adjustment based on the future price of our common stock described above.

      After the closing of the recapitalization, Mr. Georgiopoulos retained his interest in the two limited liability companies affiliated with Wexford Capital LLC for which his affiliates acted as operating member. If the limited liability companies affiliated with Wexford entities distributed the shares of common stock they held to the equity holders, we estimate that Mr. Georgiopoulos would receive an additional 447,200 shares of our common stock (based on a per share price of $10.00, the closing price of General Maritime's common stock on December 31, 2001). This estimate assumes a distribution of shares in accordance with the distribution provisions of the governing agreements of these companies which would go pro rata to the members, including an affiliate of Mr. Georgiopoulos, in accordance with their capital contributions. An affiliate of Mr. Georgiopoulos is also entitled to receive 20% of any amounts which the other members receive after it has recovered its capital plus a preferred return. This estimate is only for the purpose of describing the magnitude of the interest of Mr. Georgiopoulos in these companies - Mr. Georgiopoulos cannot cause these companies to make a distribution and the agreements governing the companies do not contemplate distribution of securities which are not freely tradable.

      An affiliate of Peter C. Georgiopoulos is a party to an agreement with an owner of 50% of the entity which owned the Stavanger Prince, a vessel we acquired as part of the recapitalization, pursuant to which the affiliate is entitled to 20% of any increase in the value of the owner's interest in the vessel. The agreement does not provide for distribution of proceeds in the form of securities to the affiliate of Mr. Georgiopoulos, and the affiliate does not have any voting or disposition rights with respect to any securities owned by the entity with which he has this agreement. If this entity were to distribute to the affiliate of Mr. Georgiopoulos its portion of the proceeds in the form of shares of our common stock (assuming for the sake of this calculation a price of $10.00 per share, the closing price of General Maritime's common stock on December 31, 2001, and excluding related costs and expenses to the entity), we estimate that Mr. Georgiopoulos would receive an additional 57,381 shares of our common stock.

      Management Fees

      Prior to the recapitalization, 14 of our vessels were owned by limited partnerships for which corporations owned by Peter C. Georgiopoulos acted as managing general partner. The general partners of these partnerships were entitled to receive commercial management fees. The fees to which these general partners were entitled were in fact paid directly to the old General Maritime Corporation, which was also owned by Peter C. Georgiopoulos prior to our recapitalization. These affiliates of Peter C. Georgiopoulos received or were entitled to receive an aggregate of $782,297 during the year ended December 31, 2001. Old General Maritime also commercially managed five vessels owned by affiliates of Wexford Capital LLC prior to our recapitalization, for which it received or was entitled to receive $394,038 in 2001.

      Fee Reimbursement and Management Rights

      Oaktree Capital Management, LLC, as the general partner of OCM Principal Opportunities Fund, L.P., acted as one of the lead limited partners in connection with our recapitalization and, accordingly, we agreed to reimburse the reasonable legal fees and expenses of Oaktree Capital Management, LLC in connection with that transaction. The fees and expenses reimbursed totalled $279,073, which we paid directly to counsel for Oaktree Capital Management, LLC. We also agreed to provide Oaktree Capital Management, LLC with management consultation rights in connection with its and OCM Principal Opportunities Fund, L.P.'s status as a venture capital operating company. These rights include the right to select a representative to, among other things, (1) consult with and advise management of our company on significant business issues, (2) attend meetings of our board of directors and participate in the discussion of issues,
(3) examine our books and records and visit and inspect our facilities and (4) request that we provide it with copies of all of our business and financial data as the representative may reasonably request in writing. These rights will terminate the date upon which Oaktree Capital Management, LLC, together with its affiliates, cease to beneficially hold a number of equity securities issued by us equal to or less than 10% of the equity securities held by Oaktree Capital Management, LLC and its affiliates upon the closing of this offering (as adjusted for any stock dividends, stock splits and the like with respect to such securities).

Office Lease

      We use office space for our principal executive offices in a building located at 35 West 56th Street, New York, NY currently leased by GenMar Realty LLC, a company wholly-owned by Peter C. Georgiopoulos, our Chairman and Chief Executive Officer. We do not have a lease agreement with GenMar Realty, LLC and consequently our use of this space may be terminated at any time. We pay GenMar Realty, LLC an occupancy fee for use of this space in the amount of $55,000 per month.

Loans

      Peter C. Georgiopoulos, our Chairman and Chief Executive Officer, has lent us funds for working capital. These loans did not bear interest and were due and payable on demand. The amounts outstanding under these loans as of December 31, 2001, 2000, and 1999 were $0, $0 and $173,515, respectively. In the fourth quarter of 2000, we lent Peter C. Georgiopoulos funds in the aggregate amount of $485,467. These loans do not bear interest and are due and payable on demand. The full amount of these loans was outstanding on December 31, 2001.

                                 PROPOSAL NO. 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has selected the firm of Deloitte & Touche LLP as General Maritime's independent auditors to audit the financial statements of General Maritime for the fiscal year ending December 31, 2002 and recommends that shareholders vote for ratification of this appointment. General Maritime engaged Deloitte & Touche as its independent auditors in August 2000 in anticipation of its initial public offering. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche.

      If the shareholders fail to ratify the selection, the audit committee and the Board of Directors will reconsider its selection of auditors. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of General Maritime and its shareholders.

      The 2001 Audit Committee has determined that the provision of the services covered under the headings "Financial Information Systems Design and Implementation Fees" and "All Other Fees" below is compatible with maintaining Deloitte & Touche's independence for purposes of acting as General Maritime's independent auditor.

Audit Fees

      Deloitte & Touche billed General Maritime $200,000, in the aggregate, for professional services rendered by them for the audit of General Maritime's annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the interim financial statements included in General Maritime's form 10-Q filed during the year ended December 31, 2001 and for audit services performed in connection with General Maritime's initial public offering on June 12, 2001.

Financial Information Systems Design and Implementation Fees

      General Maritime did not engage Deloitte & Touche LLP to provide advice regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

All Other Fees

      Deloitte & Touche billed General Maritime $1,580,000, in the aggregate, for all services rendered by them (other than those covered above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees") during the fiscal year ended December 31, 2001. Of that amount, $1,460,000 was for services rendered in connection with General Maritime's initial public offering. The remaining $120,000 was for services rendered in connection with General Maritime's recapitalization.

Change of Accountants

      Ernst & Young LLP served as the principal accountants with regard to auditing the financial statements for the Company's predecessors for fiscal year 2000. In August 2000, General Maritime dismissed Ernst & Young as its principal accountants and hired Deloitte & Touche, LLP as its principal accountants in connection with its initial public offering. None of Ernst & Young's reports on our financial statements contained an adverse opinion or a disclaimer of opinion or was qualified or modified in any way. There were no disagreements between us and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION (ITEM 2 OF THE ENCLOSED PROXY CARD) OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS GENERAL MARITIME'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

                              SHAREHOLDER PROPOSALS

      Shareholder proposals to be presented at the 2003 Annual Meeting of Shareholders, for inclusion in General Maritime's proxy statement and form of proxy relating to that meeting, must be received by General Maritime at its offices in New York, New York, addressed to the Secretary, not later than December 30, 2002. Such proposals must comply with General Maritime's By-Laws and the requirements of Regulation 14A of the 1934 Act.

      In addition, Rule 14a-4 of the 1934 Act governs General Maritime's use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the proxy statement. With respect to General Maritime's 2003 Annual Meeting of Shareholders, if General Maritime is not provided notice of a shareholder proposal prior to

March 15, 2003, General Maritime will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.


                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

      Pursuant to Section 16(a) of the 1934 Act and the rules thereunder, General Maritime's executive officers and directors and persons who own more than 10% of a registered class of General Maritime's equity securities are required to file with the Securities and Exchange Commission reports of their ownership of, and transactions in, General Maritime's common stock. Based solely on a review of copies of such reports furnished to General Maritime, and written representations that no reports were required, General Maritime believes that during the fiscal year ended December 31, 2001 its executive officers and directors complied with the Section 16(a) requirements.

                           ANNUAL REPORT ON FORM 10-K

      General Maritime will provide without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2002 (without the exhibits attached thereto) to any person who was a holder of General Maritime common stock on the Record Date. Requests for the Annual Report on Form 10-K should be made in writing, should state that the requesting person held General Maritime common stock on the Record Date and should be submitted to James C. Christodoulou, Vice President, Chief Financial Officer and Secretary of General Maritime, at 35 West 56th Street, New York, New York 10019.

                                  OTHER MATTERS

      At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    /s/ James C. Christodoulou
                                    ------------------------------------
                                    James C. Christodoulou
                                    Vice President, Chief Financial Officer
                                    and Secretary


Dated:  April 29, 2002

                                                                      APPENDIX I

                          General Maritime Corporation

                             Audit Committee Charter

                   (as amended and restated on March 21, 2002)



      This Audit Committee Charter ("Charter") has been adopted by the Board of Directors (the "Board") of General Maritime Corporation (the "Company"). The Audit Committee of the Board (the "Committee") shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

Role and Independence; Organization

      The Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company and the independence and performance of the Company's external auditors. It may also have such other duties as may from time to time be assigned to it by the Board. The membership of the Committee shall consist of at least three directors who are each free of any relationship that, in the opinion of the Board, may interfere with such member's individual exercise of independent judgment. Each Committee member shall also meet the independence and financial literacy requirements for serving on audit committees, and at least one member shall have accounting or related financial management expertise, all as set forth in the applicable rules of the New York Stock Exchange.

      The Committee shall maintain free and open communication (including private executive sessions at least annually) with the independent auditors, any internal auditors, and Company management. In discharging its oversight role, the Committee shall have full access to all Company books, records, facilities, personnel and outside professionals. The Committee may retain special legal, accounting or other consultants as advisors. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board), and (iii) representations made by management as to all audit and non-audit services provided by the auditors to the Company.

      The Board, with the assistance of the Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors (or to nominate the outside auditors to be proposed for stockholder approval in the proxy statement). The outside auditors of the Company are ultimately accountable to the Board (as assisted by the Committee) as representatives of the stockholders.

      The Committee shall meet at least two times annually. One member of the Committee may be appointed as chair, who shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, making regular reports to the Board, and maintaining regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit, if any.

Responsibilities

      The Committee's job is one of oversight. Management is responsible for the preparation, presentation and integrity of the Company's financial statements. Management and the internal auditing department, if any, are responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements, reviewing the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

      The Committee and the Board recognize that management and the independent auditors have more resources and time and more detailed knowledge and information regarding the Company's accounting, financial and auditing practices than do Committee members; accordingly the Committee's oversight role does not provide any expert or special assurance as to the Company's financial statements or any certification as to the work of the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations.

      Although the Board and the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for:

          o Recommending to the Board the independent auditors to be retained (or nominated for shareholder approval) to audit the annual financial statements of the Company and review the quarterly financial statements of the Company.

          o Evaluating, together with the Board, the performance of the independent auditors and, where appropriate, recommending the replacement of such auditors.

          o Annually obtaining from the independent auditors a formal written statement describing all relationships between the auditors and the Company, addressing the matters set forth in Independence Standards Board Standard No. 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships that may impact the objectivity and independence of the auditors, and shall consider whether the independent auditors' provision of information technology consulting and other non-audit services to the Company, if any, is compatible with the auditors' independence. The Committee shall recommend that the Board take appropriate actions to satisfy itself as to the auditors' independence.

          o Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61, as modified or supplemented, and consideration of the quality of the Company's accounting principles as applied in its financial reporting. Such discussions may include a review of particularly sensitive accounting estimates, reserves and accruals, review of judgmental areas, review of audit adjustments, review of risk exposures that may have a material impact on the Company's financial statements and the steps management has taken to monitor and control such exposures, and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on its review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders, if distributed prior to the filing of the Form 10-K).

          o Preparing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission, and submitting such report to the Board for approval.

          o Overseeing the relationship with the independent auditors, including discussing with the auditors the planning and staffing of the audit and the nature and rigor of the audit process, receiving and reviewing audit reports, reviewing with the auditors any problems or difficulties the auditors may have encountered in carrying out their responsibilities and any management letters provided by the auditors and the Company's response to such letters, and providing the auditors full access to the Committee and the Board to report on all appropriate matters.

          o Providing oversight of the Company's auditing, accounting and financial reporting principles, policies, controls, procedures and practices, and reviewing significant changes to the foregoing as suggested by the independent auditors, any internal auditors or management.

          o Annually obtaining from the independent auditors a formal written statement of the fees billed for audit services, information technology consulting services, and other non-audit services rendered by the independent auditors for the most recent fiscal year.

          o Reviewing with management and the independent auditors the interim financial information prior to the Company's filing of each Form 10-Q; this review shall be done by the Committee as a whole or through the Committee chair.

          o Discussing with management and the independent auditors the quality and adequacy of the Company's internal audit controls and procedures and, if applicable, the internal audit function's organization, responsibilities, plans, results, budget and staffing, as well as providing oversight to any internal audit activities, including review of significant reports prepared by the internal auditors, and management's response.

          o Discussing with management and/or the Company's general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

          o Reporting its activities to the full Board and making such recommendations with respect to the above and any other matters as the Committee may deem necessary or appropriate.

                                                                     APPENDIX II


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          GENERAL MARITIME CORPORATION



            The undersigned hereby appoints Peter C. Georgiopoulos and James C. Christodoulou, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of General Maritime Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of General Maritime Corporation to be held May 16, 2002 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

       (Continued, and to be marked, dated and signed, on the other side)

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.



           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.


1.    ELECTION OF DIRECTORS.

|_|   FOR

|_|   WITHHELD FOR ALL

NOMINEES:

            01  Peter G. Cazalet
            02  Rex W. Harrington

Withheld for the nominees you list below: (Write that nominee's name in the space provided below.)

___________________________                   ____________________________

2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      |_|  FOR                |_|   AGAINST           |_|   ABSTAIN

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box:
                                                                  WILL
                                                                  ATTEND
                                                                  |_|

Please disregard if you have previously provided your consent decision.

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility. |_|


Signature
         ---------------------------------
Signature                                       Date
         ---------------------------------          --------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.